Exhibit 6.2
DARE TO EVOLVE. MARK MULLINAX CONSULTR MARK.MULLINAX@CONSULTR.NET FANBASE SOCIAL MEDIA INC JANUARY 08, 2024 MONTHLY SERVICES - 2024 Delivered to Contact Proposal ConsultR

OVERVIEW & GOALS DEAR ISAAC, This proposal will provide pertinent information regarding monthly retainer services for Fanbase Social Media Inc. The agreement is effective January 1, 2024, through December 31, 2024. Once the document is signed and received, the monthly retainer services will be available. We look forward to working with you and helping achieve Fanbase Social Media Inc future goals and success. Sincerely, MARK MULLINAX SR. BUSINESS DEVELOPMENT MANAGER CONSULTR Monthly Services - 2024 | Fanbase Social Media Inc 1

SUPPORT & SERVICES SUPPORT & MAINTENANCE RETAINER We recommend retaining our services after the MVP product launch to assist with new features, functionality, design, development, and product support. As part of this retainer, we will maintain a team of the following resources: UX/UI, Development, QA, Tech Support, Product, and Management. Maintenance Retainer Resources: • Technical Director - Can help build a digital strategy such as Activations, Social Media Strategies, Affiliate digital programs, new advanced platforms, hosting architecture, etc. • UX/UI Director - Can assist with branding, promotional piece designs, advanced digital designs, and new concepts. • UX/UI Designer - Can help with design modifications in current platforms or future development. • Senior Developer - Can assist in advanced and complex development such as Database customization, Plugin creation, and customization, From scratch solutions. • Developer - Can assist in day-to-day development on easy to medium development tasks. • Digital Project Manager - Can help manage a project and overview the channel between the customer and ConsultR. • Technical Support Representative - Has direct contact with users, assists in L1 technical questions and issues, and triages immediately to a support resource. While we understand the nature of a startup and the industry, our resources will aim at reaching every objective while working at least 8 hours a day, M-F, 9 to 5 PM EST. In the event of any urgency or unexpected downtime, a standby team will be able to assist after hours. Any other request that is not considered urgent will be handled during business days and hours. Monthly Services - 2024 | Fanbase Social Media Inc 2

CLIENT RESPONSIBILITY ADDITIONAL EXTERNAL MONTHLY - CLIENT TO PURCHASE HOSTING For the turnkey hosting solution, we use AWS, where you would be assigned a technical account manager who will be a liaison between you and the Infrastructure team to maintain the hosting environment. All AWS environments are secured behind private security groups, firewalls, and load balancers, allowing a fully redundant hosting architecture. Daily backups are also part of the deployment plan, and frequency can be increased depending on business needs. API INTEGRATION This project has multiple API integrations requiring information to flow from external websites to the internal platform. While we'll do our best to propose a balance between cost and performance, the API charges (if any) are the client's responsibility. AWS Hosting & AWS Management (Hosting) Mailchimp (Email) Twilio (SMS) Agora (Audio) Monthly Services - 2024 | Fanbase Social Media Inc 3

INVESTMENT Below are recommended services. Having a dedicated team and monthly resources available will enable Fanbase Social Media Inc and ConsultR to continue working together on the product roadmap without limitations. If you have questions, please comment and let us know. Monthly Services - 2024 | Fanbase Social Media Inc 4 Description Price Maintenance Retainer & Support Our Monthly Retainer can be used dynamically depending on the needs. Ex. App maintenance, post-MVP App upgrades, technology updates, and design services. The team will consist of the following resources: UX/UI Team (2), Dev Team (13), QA Team (3.5), Tech Support Team (1), Product Team (1), and Management Team (1). The contract is for 1 year, effective January 1, 2024, through December 31, 2024. $106,000 /month Total Per Month $106,000 Total $0

WHY US? At ConsultR, we’re all about the experience. We offer software development, specifically web and native app development, including design and prototyping systems. Experienced Digital Transformation Consultants, ConsultR are technology experts in App Development, UX/UI, Brand Strategy Development, B2B & B2C Ecommerce, Digital Learning Management Solutions, and Gamification. We design simple, compelling, and functional websites that make it easy for users to quickly find what they’re looking for when they arrive at your site and convert them into paying customers. It’s about creating an online experience that transforms users into followers and customers into ambassadors. We do this by listening to you, understanding your target audience, and putting our extensive online knowledge to work on a plan that will improve your business goals and change the way you think about the potential of the internet. Oh, and if you’re wondering, we’re mobile-first. It’s not just the way of the future. It’s the way now. Monthly Services - 2024 | Fanbase Social Media Inc 5

OUR LEADERSHIP Monthly Services - 2024 | Fanbase Social Media Inc 6 RAMIRO CÁNOVAS FOUNDER Ramiro is a Geek at heart but loves Business. With more than 10 years of experience in the IT industry and a former professional Soccer Player, he gives his everything for our clients. He has a BBA in MIT from Mercer University and has a Master of Science in MIT from Georgia State. Top 10 MIT Program in the nation. SANTIAGO NOGUES UX/UI DIRECTOR Santi is one of our Partners and lead the UX/UI Team. He is on charge of boosting the user experience of the products we create and make them more unique and easy to use. He love to iterate and co-create with developers, product owners and clients to achieve better results. FEDERICO CARDINALI DEV DIRECTOR Federico is our full-stack guru that manages our API and iOS teams. He has more than 12 years of experience in native developments and works closely with customers to architecture the platform and plan technical roadmaps. He loves funko pops and, of course, Star Wars. MARK MULLINAX SR. BUSINESS DEV MANAGER Mark's career started with Fortune 500 companies, and the latter with small to mid-size private organizations. He has 15+ years of experience working with B2B and B2C companies. The transferable experience gained has been invaluable when working with new clients. JULIAN BRAVO CO-FOUNDER Julian comes from a very extensive agency background having worked with really big clients around the word. He put different strategic hats depending the company needs. Now he is the team guru that puts all the resources together for the machine to work seamlessly and on time. VALENTINA PEREZ CUSTOMER CARE DIRECTOR Valentina Perez is our Customer Care Director and besides managing projects herself, oversees the PM Team. Valentina has immense experience managing medium to large projects having worked with multiple industries such as healthcare, retail and entertainment.

STATEMENT OF WORK & CONTRACT Date: January 08, 2024 Between "us", ConsultR, and "you", Fanbase Social Media Inc You Fanbase Social Media Inc, located at 1737 Ellsworth Ind. Blvd. is hiring ConsultR located at 5387 Redfield Rd for a technical consulting and discovery engagement for the estimated total price of $106,000.00 per month for 12 months outlined in this agreement. The agreement is effective January 1, 2024, through December 31, 2024. 1.0 SERVICES RENDERED The Monthly Retainer Services are outlined in this agreement. 2.0 MUTUAL COOPERATION We agree to use our best efforts to fulfill and exceed your expectations on the deliverables listed above. You agree to aid us by providing information and cooperating with us to expedite the work. 3.0 TERMS OF PAYMENT 3.1 BILLING SCHEDULE We’re sure you understand how important it is as a small business that you pay the invoices that we send you promptly. We’re also sure you’ll want to maintain a positive working relationship and keep the project moving forward, so you agree to stick tight to the following payment schedule. The total for services in this agreement: $106,000.00 per month. ConsultR will invoice Fanbase Social Media Inc twice a month. 50% of the monthly total invoiced on the 1st of each month, and the remaining 50% on the 15th. Our Month retainer consists of dedicated hours that can be used dynamically depending on the needs. Ex. App or Website plug-in maintenance, technology updates, and design services. Fanbase Social Media Inc will supply ConsultR with all necessary purchase order numbers and other internal information required for invoice processing before the close of the month of work (if applicable). Monthly Services - 2024 | Fanbase Social Media Inc 7

3.2 CLIENT AGREEMENT TO PAY Invoices will be sent of the 1st business day of the month and will have 15-day payment terms. In the event payment is not made within 15 days, ConsultR will charge a late payment fee with a Daily interest of 0.04% on any overdue and unpaid balance not in dispute to cover the staffing, interest, and other costs ConsultR pays for carrying overdue invoices from Fanbase Social Media Inc In addition, ConsultR reserves the right to stop work until payment is received. 3.3 COLLECTION COSTS In the event that we incur legal fees, costs, and disbursements in an effort to collect our invoices, in addition to interest on the unpaid balance, you agree to reimburse us for these expenses. 4.0 CANCELLATION OF PLANS You have the right to modify, reject, cancel or stop any and all plans or work in process. However, you agree to reimburse us for all costs and expenses we incurred prior to your change in instructions and which relate to non-cancelable commitments and to defend, indemnify and hold us harmless for any liability relating to such action. We agree to use our best efforts to minimize such costs and expenses. 5.0 RESPONSIBILITIES OF CONSULTR AND FANBASE SOCIAL MEDIA INC 5.1 CONSULTR'S RESPONSIBILITY FOR RELEASES We shall obtain releases, licenses, permits, or other authorization to use testimonials, copyrighted materials, photographs, artwork, or any other property or rights belonging to third parties obtained by us for use in performing services for you (If applicable). 5.2 CLIENT RESPONSIBILITY FOR RELEASES You guarantee that all elements of text, images, or other artwork you provide are either owned by your good selves or that you have permission to use them. We’ll own the unique combination of these elements that constitutes a complete design. We’ll license that to you exclusively and perpetually for this project only unless we agree otherwise. We can provide a separate estimate for that. 5.3 CLIENT RESPONSIBILITY FOR ACCURACY You shall be responsible for the accuracy, completeness, and propriety of information concerning your products and services, which you furnish to us verbally or in writing in connection with the performance of this Agreement. Monthly Services - 2024 | Fanbase Social Media Inc 8

6.0 CONFIDENTIALITY ConsultR acknowledges its responsibility, both during and after the term of its appointment, to use all reasonable efforts to preserve the confidentiality of any proprietary or confidential information or data developed by ConsultR on behalf of Fanbase Social Media Inc or disclosed by Fanbase Social Media Inc to ConsultR. 7.0 TERM AND TERMINATION 7.1 PERIOD OF AGREEMENT AND NOTICE OF TERMINATION This Agreement shall become effective as of January 08, 2024 and shall continue until terminated by either party upon not less than 60 days' notice in writing given by either party to the other. 7.2 TERMINATION FOR CAUSE Either party to this Agreement may terminate the Agreement if the other party defaults in the performance of any of its material duties and obligations and the default are not cured within thirty (30) days of the receipt of notice of said default, or if the default is not reasonably curable within the said period of time unless the defaulting party commences cure within the said period of time and diligently proceeds to cure the default. In addition, either party may immediately terminate this Agreement by giving written notice to the other party if the other party is insolvent or has a petition brought by or against it under the insolvency laws of any jurisdiction if the other party makes an assignment for the benefit of creditors if a trustee or similar agent is appointed with respect to any property or business of the other party, or in the case of the Client, if the Client materially breaches its obligations to make payment pursuant to this Agreement. 7.3 PAYMENT FOR NON-CANCELABLE MATERIALS Any non-cancelable materials, services, etc., we have properly committed ourselves to purchase for your account (either specifically or as part of a plan such as modules, photography, and/or external services) shall be paid for by you in accordance with the provisions of this Agreement. We agree to use our best efforts to minimize such liabilities immediately upon written notification from you. Upon request of Fanbase Social Media Inc, we will provide written proof that any such materials and services are non-cancelable. 7.4 REPRESENTATIONS AND WARRANTIES The parties each individually represent and warrant that each has full power and authority to enter into this Agreement and to perform all of their obligations hereunder without violating the legal or equitable rights of any third party. Monthly Services - 2024 | Fanbase Social Media Inc 9

7.5 TRANSFER OF MATERIALS Upon termination of this agreement, provided that there is no outstanding indebtedness then owing by Fanbase Social Media Inc to ConsultR, ConsultR shall transfer, assign and make available to Fanbase Social Media Inc all property and materials in its possession or control belonging to Fanbase Social Media Inc. Fanbase Social Media Inc agrees to pay for all costs associated with the transfer of materials. 8.0 GENERAL PROVISIONS 8.1 GOVERNING LAW This Agreement shall be governed and construed in accordance with the laws of the state of , . 8.2 REPRESENTATIONS AND WARRANTIES The parties each individually represent and warrant that each has full power and authority to enter into this Agreement and to perform all of their obligations hereunder without violating the legal or equitable rights of any third party. 8.3 ENTIRE AGREEMENT Except as otherwise set forth or referred to in this Agreement, this Agreement constitutes the sole and entire Agreement and understanding between the parties hereto as to the subject matter hereof and supersedes all prior discussions, agreements, and understandings of every kind and nature between them as to such subject matter. 8.4 SEVERABILITY If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, then that provision will be fully severable. In such instance, this Agreement will be construed and enforced as if the illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect. Monthly Services - 2024 | Fanbase Social Media Inc 10

NEXT STEPS Isaac Hayes III, to accept this contract, click the Accept button and sign at the prompt. You will be emailed a copy for your records. Please read the contract on the previous page to make sure you understand all the details involved with us working together. It’s really important to us that everything is transparent and understood from the beginning to lay a solid foundation for a great working relationship. If you have any questions at all, please let us know. We’re happy to clarify any points, and there may be some items that we can sort out together. We’re committed to finding the best way to work together. 1. Once you feel confident about everything and are ready to move forward, please click the 'sign here' button below. 2. Sign in the box that pops up to make the acceptance official. 3. Once we receive notification of your acceptance, we’ll contact you shortly to sort out the next steps and get the project rolling. 4. We’ll email you a separate copy of the signed contract for your records. 5. If you’d like to speak to us by phone, don’t hesitate to call 404-234-6036. Monthly Services - 2024 | Fanbase Social Media Inc 11 Mark Mullinax, Sr. Business Development Manager ConsultR Isaac Hayes III Fanbase Social Media Inc